Exhibit 99.1

FOR IMMEDIATE RELEASE

Ruth’s Chris Steak House, Inc. Reports First Quarter 2008

Financial Results

HEATHROW, Fla.—(BUSINESS WIRE)—May 6, 2008—Ruth’s Chris Steak House, Inc. (Nasdaq: RUTH) today reported unaudited results for its first quarter ended March 30, 2008. Highlights for the 13-week first quarter 2008 compared to the 13-week first quarter 2007 were as follows:

•	Total revenue increased 21.0% to $98.6 million from $81.5 million, including $9.9 million from the recent Mitchell’s acquisition, which closed on February 19, 2008.
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Net income of $4.5 million, or $0.19 per diluted share, compared to $6.8 million, or $0.29 per diluted share, in the prior year period. During the prior year first quarter, the Company finalized its insurance claim related to Hurricane Katrina. Pre-tax insurance proceeds net of hurricane related costs and disposals were $2.4 million during the quarter, or $0.07 per diluted share after-tax.

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Company-owned comparable restaurant sales for Ruth’s Chris Steak House decreased 6.9%, compared to a 1.9% increase in 2007. Combined average weekly sales at the Mitchell’s acquisition were $80,813 for the full 13-week period compared to $83,877 in the year-ago quarter.

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Food and beverage costs, as a percentage of restaurant sales, decreased approximately 60 basis points to 32.0% versus the prior year quarter, primarily driven by favorable beef costs and modest price increases. These were partially offset by higher lobster, grocery, and dairy costs.

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Restaurant operating expenses, as a percentage of restaurant sales, were approximately 390 basis points higher than the prior year first quarter. The majority of this was de-leveraging due to our weak comparable sales, as many of these expenses are fixed.

•	Marketing and advertising expenditures, as a percentage of total revenues, were approximately 30 basis points lower due to reduced utilization of national radio.
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General and administrative expenses, as a percentage of total revenues, were approximately 100 basis points lower due to leverage on many of the infrastructure investments made last year, a decrease in Sarbanes-Oxley compliance cost which were partially offset by slightly higher bonus expenses.

•	Depreciation and amortization expenses, as a percentage of total revenues, were comparable year-over-year at approximately 3.6% of total revenues.
•	Pre-opening costs fell by $1.1 million from a year ago due to the timing of new restaurant development activity.
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Operating income of $9.3 million versus $10.9 million. The prior year quarter included $2.4 million in pre-tax net hurricane-related insurance proceeds. Excluding this benefit, adjusted operating income was $8.5 million in the prior year.

•	Interest expense increased $2.2 million to $3.2 million. Interest expense during the quarter included a $1.4 million “mark to market” non-cash charge related to an interest rate swap agreement that the Company executed in September 2007. This non-cash charge represents $0.04 per diluted share after tax.
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Two new franchised restaurants were opened during the first quarter 2008 in Aruba and Myrtle Beach, SC, while a Company-owned restaurant has since opened in Fort Worth, TX, during the second quarter 2008. An additional Company-owned location in downtown New Orleans, LA is expected to open on May 12, 2008.

Bob Vincent, Executive Vice President and Chief Financial Officer of Ruth’s Chris Steak House Inc., added “We remain focused on prudent development and four-wall execution to effectively manage through the current macro-economic challenges, and believe that we are well positioned to benefit from the leverage opportunities inherent in our operating model when trends become more favorable.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, increased 21.0% to $98.6 million in the first quarter of 2008 compared to $81.5 million in the first quarter of 2007.

Company-owned restaurant sales grew 21.6% to $95.0 million for the first quarter of 2008 from $78.1 million for the period last year. This was primarily the result of a 39% increase in total restaurant operating weeks to 916 from 659 (including 123 operating weeks related to the Mitchell’s acquisition on February 19, 2008, for which there is no comparable in the first quarter of 2007). Restaurant sales generated by Mitchell’s were $9.9 million during the first quarter of 2008.

Average weekly sales for Ruth’s Chris Steak House were $107,240 in the first quarter of 2008 compared to $118,567 in the first quarter of 2007. Combined average weekly sales for the Mitchell’s acquisition over the full 13-week period were $80,813 compared to $83,877 in the prior year. The Company will consider restaurants acquired through the Mitchell’s acquisition to be comparable in the second quarter of 2009.

For the first quarter of 2008, Company-owned comparable restaurant sales at Ruth’s Chris Steak House decreased 6.9% from the first quarter of 2007. Comparable sales growth consisted of an average check increase of 2.0% driven by menu mix shifts and year over year effective menu pricing of approximately 2.8%. This was partially offset by an entrée reduction of 8.7%. Company-owned comparable restaurant sales at Ruth’s Chris Steak House overlapped last year's first quarter growth of 1.9%.

Franchise income increased 3.1% to $3.3 million from $3.2 million in the first quarter of 2007. This was due to nine additional franchise-owned locations, net of acquisitions year over year, partially offset by a decrease in blended comparable franchise-owned restaurant sales of 5.1%.

Operating income was $9.3 million versus $10.9 million in the same period last year. The year-ago quarter included $2.4 million in pre-tax net hurricane-related insurance proceeds. Excluding this benefit, adjusted operating income was $8.5 million in the prior year.

Net income was $4.5 million in the first quarter of 2008, or $0.19 per diluted share, compared to $6.8 million, or $0.29 per diluted share, in the first quarter of 2007. Net income for the first quarter of 2007 included $2.4 million in pre-tax net hurricane-related insurance proceeds, or $0.07 per diluted share after-tax.

Financial Guidance

Ruth’s Chris Steak House Inc.’s earnings guidance for fiscal 2008 remains unchanged. The Company continues to expect fiscal 2008 GAAP earnings per share from continuing operations of between $0.55 and $0.60 per diluted share excluding any non-recurring costs associated with the recent CEO departure.

Conference Call

The Company will host a conference call to discuss first quarter 2008 financial results today at 4:30 PM Eastern Time. Hosting the call will be Robin P. Selati, Chairman of the Board, Bob Vincent, Executive Vice-President and Chief Financial Officer, Geoffrey Stiles, Executive Vice-President and President of the Ruth’s Chris Restaurants.

The conference call can be accessed live over the phone by dialing 888-218-8176 or for international callers by dialing 913-312-0709. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 3275814. The replay will be available until May 13, 2008. The call will also be webcast live from the Company's website at www.ruthschris.com under the investor relations section.

About Ruth's Chris Steak House

Ruth's Chris Steak House, Inc. is the largest fine-dining steakhouse company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, and has 121 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion . . . "sizzling."

To experience fine dining at its prime . . . just follow the sizzle to Ruth's Chris Steak House. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Ruth's Chris Steak House, Inc. also owns Mitchell’s Fish Market, which operates under the names Mitchell’s Fish Market and Columbus Fish Market, an award-winning, upscale casual seafood restaurant and bar recognized for its high quality food, contemporary dining atmosphere, and excellent service, with 19 locations, and Cameron's Steakhouses, which operate under the names Cameron's Steakhouse and Mitchell's Steakhouse, a sophisticated 21st century update of the upscale American steakhouse, with three locations. For information, reservations, or to purchase gift cards, visit www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding annual guidance for 2008 and projected new restaurant openings, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as “risk factors” in our 2006 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

Contact:

ICR

Investor Relations:

Tom Ryan, 203-682-8200

tryan@icrinc.com

or

Raphael Gross, 203-682-8200

rgross@icrinc.com

or

Media:

Alecia Pulman, 203-682-8259

alecia.pulman@icrinc.com

RUTH’S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES

Consolidated Income Statements—Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending
	April 1, 2007	March 30, 2008
Revenues:
Restaurant sales	$78,136	$94,956
Franchise income	3,173	3,327
Other operating income	190	300

Total revenues	81,499	98,583
Costs and expenses:
Food and beverage costs	25,437	30,387
Restaurant operating expenses	34,431	45,534
Marketing and advertising	2,328	2,588
General and administrative costs	6,556	6,919
Depreciation and amortization expenses	2,918	3,547
Pre-opening costs	1,369	349
Hurricane and relocation costs, net of insurance proceeds	(3,529)	—
Loss on the disposal of property and equipment, net	1,108	—

Operating income	10,881	9,259
Other income (expense):
Interest expense	(1,031)	(3,208)
Other	189	332

Income from continuing operations before income tax expense	10,039	6,383
Income tax expense	3,242	1,851

Income from continuing operations	6,797	4,532

Discontinued operations, net of income tax benefit	14	1

Net income available to common shareholders	$6,783	$4,531

Basic earnings per share:
Continuing operations	$0.29	$0.19
Discontinued operations	—	—

Basic earnings per share	$0.29	$0.19

Diluted earnings per share:
Continuing operations	$0.29	$0.19
Discontinued operations	—	—

Diluted earnings per share	$0.29	$0.19

Shares used in computing net income per common share:
Basic	23,224,566	23,562,768

Diluted	23,429,400	23,729,150

RUTH’S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES

Selected Balance Sheet Data

(dollar amounts in thousands)

	December 30, 2007	March 30, 2008
Cash and cash equivalents	$12,311	$3,982
Total assets	260,278	353,774
Long-term debt	96,750	178,750
Total shareholders’ equity	88,067	93,002